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                                                                   EXHIBIT 10.30

                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT (this "Agreement") is made as of January 1, 2003 (the "Effective Date"), by and between Technical Olympic USA, Inc., a Delaware corporation (the "Employer") and Eric Rome, an individual (the "Employee").

                                   BACKGROUND

         The Employer is the surviving corporation of the merger of Newmark Homes Corp. ("Newmark") and Engle Holdings Corp. (the "Merger"). Employee and Newmark previously entered into that certain Employment Agreement dated January 1, 1998 (the "Prior Agreement"). As a result of the Merger, the Employer succeeded to all of Newmark's rights, privileges and obligations pursuant to the Prior Agreement. The term of the Prior Agreement expires on December 31, 2002. The parties now desire to enter into this Agreement setting forth the terms and conditions of the continued employment relationship of the Employee and the Employer.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the mutual premises, covenants and agreements set forth below, and intending to be legally bound hereby, it is hereby agreed as follows:

1. DEFINITIONS. For the purposes of this Agreement, capitalized terms shall have the meanings defined herein or on Exhibit A attached hereto unless the context otherwise requires.

2.       EMPLOYMENT, TERM AND DUTIES.

         2.1 EMPLOYMENT TERM. The Employer hereby employs the Employee, and the Employee hereby accepts employment by the Employer, upon the terms and conditions set forth herein for an initial period to begin on the Effective Date and to end on December 31, 2005, unless terminated earlier in accordance with the provisions of Section 4 (the "Employment Period"); provided, however, that the Employment Period shall automatically be extended for an additional one (1) year period at the end of the initial employment period (until December 31, 2006) and then again after the renewal period (until December 31, 2007), unless either the Employer or Employee delivers written notice to the other of the non-extension of the Employment Period at least three (3) months prior to the end of the initial Employment Period or successive renewal periods, as then applicable.

         2.2      DUTIES.

                  (a) The Employee will serve as Executive Vice President of the Employer's home building operating entity, which entity is or shall be a wholly-owned subsidiary of the Employer. In this capacity, Employee will act as president of the Texas and Tennessee Division of the Employer during the Employment Period and will have such duties and responsibilities as are reasonably consistent with such position or as may be assigned or delegated to the Employee from time to time by the Board of Directors, the Chief Executive Officer of the Employer, or a

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senior executive of the Employer identified by the Chief Executive Officer to the Employee. The Employee will devote his full business time, attention, skill and energy exclusively to the business of the Employer, will use his best efforts to promote the success of the Employer's business and will cooperate fully with the senior management of the Employer and the Board of Directors in the advancement of the best interests of the Employer.

                  (b) Notwithstanding the provisions of Section 2.2(a) hereof, the Employee may engage in the following activities during the Employment Period: (i) serve on such corporate, civic, religious, educational and/or charitable boards or committees that have been disclosed to, and approved by, the Board of Directors in writing; (ii) deliver lectures, fulfill speaking engagements or teach at educational institutions without receiving any compensation other than reimbursement of expenses, nominal stipends or similar forms of compensation; and (iii) manage his personal investments, provided that such investments do not conflict with the Employee's duties and responsibilities under this Agreement. If the Employee is appointed or elected an officer or director of the Employer or any Affiliate, the Employee will fulfill his duties as such officer or director without additional compensation; provided that such appointment may not be made without the Employee's prior consent. Upon termination of this Agreement for any reason, the Employee hereby automatically resigns as of such date as an officer and director of the Employer and each Affiliate of which he is an officer or director, if any.

         2.3 LOCATION. The Employee's primary place of employment hereunder shall be at the Employer's offices in the greater Austin, Texas metropolitan area, unless the Employee consents otherwise in writing; provided, however, that the Employee shall travel as reasonably necessary to perform his obligations and duties to the Employer.

3. COMPENSATION AND BENEFITS. The compensation and benefits payable and provided to the Employee under this Agreement shall constitute the full consideration to be paid to the Employee for all services to be rendered by the Employee to the Employer and its Affiliates in all capacities.

         3.1 BASE SALARY. Commencing on the Effective Date and ending on the third (3rd) anniversary thereof, the Employee will be paid an initial annual salary of Four Hundred Twenty Thousand Dollars ($420,000.00) (with annual increases, if any, the "Base Salary"), which will be payable in equal periodic installments according to the Employer's customary payroll practices. Thereafter, the Base Salary shall be reviewed at least annually and may be increased at any time and from time to time; provided, however, that in no event shall such increases on an annual basis be less than the higher of (i) that percentage by which the Index as of December 31 of the immediately preceding calendar year (the "Base Year") exceeds the Index as of December 31 of the calendar year immediately preceding the Base Year, or (ii) five percent (5%).

         3.2 BENEFITS. The Employee (and the Employee's spouse and dependents, where applicable) shall be permitted to participate in such 401(k) plan (or similar qualified plan) and any welfare benefit plan, program or fringe benefit made available to, and on the terms at least as favorable to, other similarly situated employees of the Employer or its Affiliates, that may be in effect from time to time, subject to the Employee (and the Employee's spouse and dependents, where applicable) meeting the eligibility requirements under the terms of each of those plans

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(collectively, the "Benefits"). Nothing herein shall prevent the Employer from modifying or terminating any employee benefit plan in the Employer's sole discretion, so long as such modification or termination equally affects all of the Employer's similarly situated employees.

         3.3 ANNUAL BONUS. So long as the Employee has been employed by the Employer throughout the Employment Period, the Employee shall be eligible to receive a cash bonus ("Bonus") substantially equivalent to the opportunity set forth in Exhibit B attached hereto, as the same may be amended from time to time by the parties.

         3.4 STOCK OPTION PLAN PARTICIPATION. The Company may adopt a policy for the granting of stock options to certain officers and senior managers of the Company. In the event that such a policy is adopted, contingent upon specific approval of the Compensation and Benefits Committee and the Board of Directors, the Employee may be granted stock options on terms and conditions appropriate to his position and consistent with other similarly situated employees.

         3.5 BUSINESS EXPENSES. In accordance with the rules and policies that the Employer may establish from time to time for its executives, the Employer shall reimburse the Employee for business expenses reasonably incurred by him in the performance of his duties hereunder. Requests for reimbursement must be accompanied by appropriate documentation.

         3.6 VACATION. The Employee shall be entitled to four (4) weeks vacation per calendar year (prorated for less than a full year). Unused vacation time not to exceed an aggregate of two (2) weeks for all prior years may be accumulated or carried over from year to year. Notwithstanding, the Employee shall not be entitled to any compensation for unused vacation time except as provided in Section 4.

         3.7 CAR ALLOWANCE. During the Employment Period, the Employee shall be provided an automobile for his use and the Company shall pay the costs relating to the maintenance and operation of such automobile consistent with past practices. Alternatively, Employee shall be paid a car allowance in the amount of $1,000 per month, plus a maximum of $475 per month for actual and reasonable expenses incurred in connection with the maintenance or operation of Employee's car.

         3.8 OFFICE AND SUPPORT STAFF. During the Employment Period, the Employee shall be entitled to an office or offices of a size and with furnishings and other appointments, and to secretarial and other assistants, as provided at any time with respect to other similarly situated employees of the Employer and its Affiliates and/or as reasonably necessary to perform the Employee's duties and obligations as set forth herein.

4.       TERMINATION.

         4.1 DEATH; DISABILITY. This Agreement will terminate automatically upon the death or Disability of the Employee.

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         4.2      TERMINATION NOTICE. Any termination of the Employee's
employment other than a termination pursuant to Section 4.1 hereof shall be by written notice to the other party, indicating the specific termination provision in this Agreement relied upon, if any, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for the termination of the Employee's employment under the provision so indicated. The date of the Employee's termination of employment shall be specified in such notice; provided, however, that such date may not be earlier than any applicable cure periods as set forth herein. If a termination is being effected by the Employee, such date shall not be less than three (3) months from the date the written notice is given to the Employer (the "Required Notice"). Failure to provide the Required Notice shall be deemed a breach of this Agreement by the Employee for which the Employee will be liable to the Employer as provided herein and for any damages caused by such breach.

         4.3 TERMINATION PAY. Upon termination of the Employee's employment, the Employer will be obligated to pay or provide the Employee or the Employee's estate, as the case may be, only such compensation and Benefits as are provided in this Section 4.3 and, if applicable, in Section 5.3 hereof.

                  (a) TERMINATION BY THE EMPLOYER FOR CAUSE; RESIGNATION OF THE EMPLOYEE WITHOUT GOOD REASON OR REQUIRED NOTICE. If (i) the Employer terminates the Employee's employment for Cause; (ii) the Employee terminates his employment for any reason other than Good Reason; or (iii) the Employee terminates his employment for any reason without the Required Notice, the Employee shall be entitled to receive the Accrued Obligations from the Employer, payable via wire transfer to an account designated by the Employee within thirty
(30) Business Days after the date of termination. Except as specifically provided herein, the Employee shall not be entitled to any other payments or Benefits pursuant to this Agreement.

                  (b) TERMINATION DUE TO DISABILITY. If the Employee's employment is terminated due to Disability, the Employee shall be entitled to receive from the Employer the sum of the following, payable via wire transfer to an account designated by the Employee's legal representative within thirty (30) Business Days after the date of termination: (i) the Accrued Obligations and
(ii) the Pro-Rata Bonus.

                  (c) TERMINATION UPON DEATH. If this Agreement is terminated because of the Employee's death, the Employee's estate shall be entitled to receive from the Employer the sum of the following, payable via wire transfer to an account designated by the Employee's legal representative within thirty (30) Business Days after the date of termination: (i) the Accrued Obligations and (ii) the Pro-Rata Bonus.

                  (d) TERMINATION BY THE EMPLOYEE DUE TO GOOD REASON OR BY THE EMPLOYER WITHOUT CAUSE. If the Employee's employment is terminated by the Employer without Cause or by the Employee for Good Reason, the Employee shall be entitled to receive from the Employer the following, payable via wire transfer to an account designated by the Employee within thirty (30) Business Days after the date of termination: (i) the Termination Payment and (ii) if the Employee timely elects continuation coverage under the Employer's group health plan, an amount equal to the monthly premium charge for such coverage, for the

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lesser of the then remaining term of the Employment Period or the period of such continued health coverage, at the active employee premium rate for similar coverage.

         4.4 RELEASE AND WAIVER. Notwithstanding anything in Section 4.3 to the contrary, the Employee shall not be entitled to any payment or Benefit pursuant to Section 4.3, except for Accrued Obligations as required by law, unless the Employee has delivered to the Employer an executed form of general release, in a form reasonably acceptable to the Employer, that releases the Employer and its Affiliates, and all their respective officers, directors, employees and agents from any and all claims of any kind that the Employee may have arising out of the Employee's employment with the Employer or the termination of such employment, but excluding any claims arising under this Agreement, and such release has become irrevocable.

         4.5 NO MITIGATION; NO OFFSET. In the event of any termination of the Employee's employment under this Agreement, the Employee shall be under no obligation to seek other employment, and there shall be no offset against amounts due under this Agreement on account of any remuneration attributable to any subsequent employment that the Employee may obtain. The Employer's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Employer or any Affiliate may have against the Employee or others.

         4.6      CERTAIN ADDITIONAL PAYMENTS BY THE EMPLOYER.

                  (a) Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any payment or distribution by the Employer to or for the benefit of the Employee (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 4.6) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Employee with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Employee shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Employee of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest or penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Employee retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Notwithstanding the foregoing provisions of this Section 4.6(a), if it shall be determined that the Employee is entitled to a Gross-Up Payment, but that the Payments do not exceed 110% of the greatest amount (the "Reduced Amount") that could be paid to the Employee such that the receipt of Payments would not give rise to any Excise Tax, then no Gross-Up Payment shall be made to the Employee and the Payments, in the aggregate, shall be reduced to the Reduced Amount.

                  (b) Subject to the provisions of Section 4.6(c) hereof, all determinations required to be made under this Section 4.6, including whether and when a Gross-Up payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in

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arriving at such determination, shall be made by the Employer's independent certified accountant or such other certified public accounting firm as may be designated by the Employer (the "Accounting Firm") which shall provide detailed supporting calculations both to the Employer and the Employee within fifteen
(15) Business Days of the receipt of notice from the Employee that there has been a Payment, or such earlier time as is required by the Employer. All fees and expenses of the Accounting Firm shall be borne solely by the Employer. Any Gross-Up Payment, as determined pursuant to this Section 4.6, shall be paid by the Employer to the Employee within five (5) Business Days of the receipt of the Accounting Firm's determination. Any determination by the Accounting Firm shall be binding upon the Employer and the Employee. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Employer should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Employer exhausts its remedies pursuant to
Section 4.6(c) hereof and the Employee thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Employer to or for the benefit of the Employee.

                  (c) The Employee shall notify the Employer in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Employer of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten (10) Business Days after the Employee is informed in writing of such claim and shall apprise the Employer of the nature of such claim and the date on which such claim is requested to be paid. The Employee shall not pay such claim prior to the expiration of the thirty (30) day period following the date on which the Employee gives such notice to the Employer (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Employer notifies the Employee in writing prior to the expiration of such period that it desires to contest such claim, the Employee shall:

                           (i)      give the Employer any information reasonably
requested by the Employer relating to such claim;

                           (ii)     take such action in connection with
contesting such claim as the Employer shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Employer;

                           (iii)    cooperate with the Employer in good faith in
order effectively to contest such claim; and

                           (iv)     permit the Employer to participate in any
proceedings relating to such claim;

provided, however, that the Employer shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Employee harmless, on an after-tax basis, for any Excise Tax or income

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tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation of the foregoing provisions of this Section 4.6(c), the Employer shall control all proceedings taken in connection with such contest and at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Employee to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Employee agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Employer shall determine; provided, however, that if the Employer directs the Employee to pay such payment to the Employee, the Employer shall advance the amount of such payment to the Employee on an interest-free basis and shall indemnify and hold the Employee harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statue of limitations relating to payment of taxes for the taxable year of the Employee with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Employer's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Employee shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

                  (d) If, after the receipt by the Employee of an amount advanced by the Employer pursuant to Section 4.6(c) hereof, the Employee becomes entitled to receive any refund with respect to such claim, the Employee shall (subject to the Employer complying with the requirements of Section 4.6(c) hereof) promptly pay to the Employer the amount of such refund (together with any interest paid or credited thereto). If, after the receipt by the Employee of an amount advanced by the Employer pursuant to Section 4.6(c) hereof, a determination is made that the Employee shall not be entitled to any refund with respect to such claim and the Employer does not notify the Employee in writing of its intent to contest such denial of refund prior to the expiration of thirty
(30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

5.       NON-COMPETITION AND NON-INTERFERENCE.

         5.1 ACKNOWLEDGEMENTS. The Employee acknowledges that (a) the services to be performed by him under this Agreement are of a special, unique, unusual, extraordinary and intellectual character and (b) the provisions of this
Section 5 are reasonable and necessary to protect the Confidential Information, goodwill and other business interests of the Employer.

         5.2 COVENANTS OF THE EMPLOYEE. The Employee covenants that he will not, directly or indirectly:

                  (a) during the Non-Compete Period, without the express prior written consent of the Board of Directors, as owner, officer, director, employee, stockholder, principal, consultant, agent, lender, guarantor, cosigner, investor or trustee of any corporation, partnership,

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proprietorship, joint venture, association or any other entity of any nature, engage, directly or indirectly, in the Business in (i) in any county in any state, or any county contiguous with a county, in which the Employer or any of its Affiliates is conducting Business activities or has conducted Business activities in the prior twelve (12) months, and (ii) any county in which the Employer of any of its Affiliates is conducting other business; provided, however, that the Employee may purchase or otherwise acquire for passive investment up to three percent (3%) of any class of securities of any such enterprise under Section 12(g) of the Securities Exchange Act of 1934;

                  (b) whether for the Employee's own account or for the account of any other person at any time during his employment with the Employer or its Affiliates (except for the account of the Employer and its Affiliates) and the Non-Compete Period, solicit Business of the same or similar type being carried on by the Employer or its Affiliates, whether or not the Employee had personal contact with such person or entity during the Employee's employment with the Employer;

                  (c) whether for the Employee's own account or the account of any other person and at any time during his employment with the Employer or its Affiliates and the Non-Compete Period, (i) solicit, employ, or otherwise engage as an employee, independent contractor or otherwise, any person who is an employee of the Employer or an Affiliate, or in any manner induce, or attempt to induce, any employee of the Employer or its Affiliates to terminate his or her employment with the Employer or its Affiliate; or (ii) interfere with the Employer's or its Affiliate's relationship with any person or entity that, at any time during the Employment Period, was an employee, contractor, supplier or customer of the Employer or its Affiliate; or

                  (d) at any time after the termination of his employment, disparage the Employer or its Affiliates or any shareholders, directors, officers, employees, or agents of the Employer or any of its Affiliates, so long as the Employer does not disparage the Employee;

provided, however, that notwithstanding the foregoing, paragraphs (a) and (b) of this Section 5.2 shall not apply if the Employee's employment is terminated pursuant to Section 4.3(d) hereof. If any covenant in this Section 5.2 is held to be unreasonable, arbitrary or against public policy, such covenant will be considered to be divisible with respect to scope, time and geographic area, and such lesser scope, time or geographic area, or all of them, as a court of competent jurisdiction may determine to be reasonable, not arbitrary and not against public policy, will be effective, binding and enforceable against the Employee. The Employee hereby agrees that this covenant is a material and substantial part of this Agreement and that: (i) the geographic limitations are reasonable; (ii) the term of the covenant is reasonable; and (iii) the covenant is not made for the purpose of limiting competition per se and is reasonably related to a protectable business interest of the Employer. The period of time applicable to any covenant in this Section 5.2 will be extended by the duration of any violation by the Employee of such covenant.

         5.3 COVENANTS OF THE EMPLOYER. The Employer covenants and agrees that, during the Non-Compete Period, the following provisions shall apply:

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                  (a)      if the Employee's employment is terminated due to the
death or Disability of the Employee, for Cause by the Employer or by the Employee without having provided the Required Notice, no additional compensation shall be payable or Benefits provided to the Employee during the Non-Compete Period except as specifically provided for in Section 4.3 hereof.

                  (b) In addition to the compensation payable or Benefits to be provided to the Employee as provided in Section 4.3 hereof, if the Employee's employment is terminated for any reason other than as set forth in
Section 5.3(a) hereof, the Employer shall continue to (i) pay to the Employee during the Non-Compete Period the Base Salary as provided herein as if the Employee remained employed by the Employer during the Non-Compete Period and
(ii) provide all the Benefits to the Employee (and the Employee's spouse and dependents, as applicable) that the Employer would have provided pursuant to this Agreement, as if the Employee remained employed by the Employer during the Non-Compete Period, unless the Employer is prohibited from providing any such Benefits pursuant to applicable law.

                  (c)      Notwithstanding the foregoing provisions of this
Section 5.3, the Employer may pay to the Employee the cash equivalent of any Benefit that the Employer is otherwise obligated to provide the Employee in lieu of providing such Benefit.

                  (d)      Notwithstanding the foregoing provisions of this
Section 5.3, the Employer shall have the right, at any time, to release the Employee from the covenants contained in this Section 5, at which time the Employee's right to receive and the Employer's obligation to make any payments under this Section 5.3 shall terminate upon the payments by the Employer to the Employee of all amounts due under this Section 5.3 up to and including the date of such release.

6.       NON-DISCLOSURE COVENANT

         6.1 ACKNOWLEDGMENTS BY THE EMPLOYEE. The Employee acknowledges that (a) during the Employment Period the Employee will be afforded access to Confidential Information; (b) public disclosure of such Confidential Information could have an adverse effect on the Employer and its business; and (c) the provisions of this Section 6 are reasonable and necessary to prevent the improper use or disclosure of Confidential Information.

         6.2      COVENANTS OF THE EMPLOYEE. The Employee covenants as follows:

                  (a) CONFIDENTIALITY. During and after his employment with the Employer and its Affiliates, the Employee will hold in confidence the Confidential Information and will not disclose such Confidential Information to any person other than in connection with the performance of his duties and obligations hereunder, except with the specific prior written consent of the Board of Directors or the Chief Executive Officer; provided, however, that the parties agree that this Agreement does not prohibit the disclosure of Confidential Information where applicable law requires, including, but not limited to, in response to subpoenas and/or orders of a governmental agency or court of competent jurisdiction. In the event that the Employer is requested or becomes legally compelled under the terms of a subpoena or order

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issued by a court of competent jurisdiction or by a governmental body to make a disclosure of Confidential Information, the Employee agrees that he will (i) immediately provide the Employer with written notice of the existence, terms and circumstances, surrounding such request(s) so that the Employer may seek an appropriate protective order or other appropriate remedy, (ii) cooperate with the Employer in its efforts to decline, resist or narrow such requests, and
(iii) if disclosure of such Confidential Information is required in the opinion of counsel, exercise reasonable efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to such disclosed information.

                  (b) TRADE SECRETS. Any and all trade secrets of the Employer will be entitled to all the protections and benefits under the federal and state trade secret and intellectual property laws and any other applicable law. If any information that the Employer deems to be a trade secret is found by a court of competent jurisdiction not to be a trade secret for purposes of this Agreement, such information will, nevertheless, be considered Confidential Information for the purposes of this Agreement, so long as it otherwise meets the definition of Confidential Information. The Employee hereby waives any requirement that the Employer submit proof of the economic value of any trade secret or post a bond or other security.

                  (c) REMOVAL. The Employee will not remove from the Employer's premises (except to the extent such removal is for purposes of the performance of the Employee's duties at home or while traveling, or except otherwise specifically authorized by the Employer) any document, record, notebook, plan, model, component, device, or computer software or code, whether embodied in a disk or in any other form belonging to the Employer or used in the Employer's business (collectively, the "Proprietary Items"). All of the Proprietary Items, whether or not developed by the Employee, are the exclusive property of the Employer. Upon termination of his employment, or upon the request of the Employer during the Employment Period, the Employee will return to the Employer all of the Proprietary Items and Confidential Information in the Employee's possession or subject to the Employee's control, and the Employee shall not retain any copies, abstracts, sketches, or other physical embodiments in electronic form or otherwise, of any such Proprietary Items or Confidential Information.

                  (d) DEVELOPMENT OF INTELLECTUAL PROPERTY. Any and all writings, inventions, improvements, processes, procedures and/or techniques which the Employee (i) made, conceived, discovered or developed, either solely or jointly with any other person or persons, at any time when the Employee was an employee of the Employer whether pursuant to this Agreement or otherwise, whether or not during working hours and whether or not at the request or upon the suggestion of the Employer, which relate to or were useful in connection with any business now or hereafter carried on or contemplated by the Employer, including developments or expansions of its fields of operations, or (ii) may make, conceive, discover or develop, either solely or jointly with any other person or persons, at any time when the Employee is an employee of the Employer, whether or not during working hours and whether or not at the request or upon the suggestion of the Employer, which relate to or are useful in connection with any business now or hereafter carried on or contemplated by the Employer, including developments or expansions of its present fields of operations, shall be the sole and exclusive property of the Employer. The Employee shall make full disclosure to the Employer of all such writings, inventions, improvements, processes, procedures and techniques, and shall do

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everything necessary or desirable to vest the absolute title thereto in the
Employer. The Employee shall write and prepare all specifications and procedures regarding such inventions, improvements, processes, procedures and techniques and otherwise aid and assist the Employer so that the Employer can prepare and present applications for copyright or patent therefor and can secure such copyright or patent wherever possible, as well as reissues, renewals, and extensions thereof, and can obtain the record title to such copyright or patents so that the Employer shall be the sole and absolute owner thereof in all countries in which it may desire to have copyright or patent protection. The Employee shall not be entitled to any additional or special compensation or reimbursement regarding any and all such writings, inventions, improvements, processes, procedures and techniques.

7.       GENERAL PROVISIONS OF SECTIONS 5 AND 6.

         7.1 INJUNCTIVE RELIEF AND ADDITIONAL REMEDY. The Employee acknowledges that the injury that would be suffered by the Employer as a result of a breach of the provisions of Sections 5 and 6 of this Agreement would be irreplaceable and that an award of monetary damages to the Employer for such a breach may be an inadequate remedy. Consequently, the Employer will have the right, in addition to any other rights it may have, to obtain a temporary restraining order and/or injunctive relief to restrain any breach or threatened breach or otherwise to specifically enforce any provision of this Agreement. The Employee waives any requirement that the Employer secure or post any bond in conjunction with any such remedies. The Employee further agrees to and hereby does submit to in personam jurisdiction before each and every court for that purpose. Without limiting the Employer's rights under this Section 7 or any other remedies available to the Employer, if the Employee breaches any other provisions of Sections 5 and 6 and such breach is proven in a court of competent jurisdiction, the Employer will have the right to cease making any payments or providing Benefits otherwise due to the Employee under this Agreement.

         7.2 COVENANTS OF SECTIONS 5 AND 6 ARE ESSENTIAL AND INDEPENDENT COVENANTS. The covenants of the Employee in Sections 5 and 6 hereof are essential elements of this Agreement, and without the Employee's agreement to comply with such covenants, the Employer would not have entered into this Agreement or continued the employment of the Employee. The Employer and the Employee have independently consulted their respective counsel and have been advised in all respects concerning the reasonableness and propriety of such covenants, with specific regard to the nature of the business conducted by the Employer. In addition, the Employee's covenants in Sections 5 and 6 are independent covenants and the existence of any claim by the Employee against the Employer under this Agreement or otherwise will not excuse the Employee's breach of any covenant in Sections 5 or 6. Notwithstanding anything in the Agreement to the contrary, (i) the covenants and agreements of the Employee in Sections 5 and 6 shall survive the termination of the Agreement, except as provided below, and
(ii) the covenants and agreements in Section 5.2(a) shall be effective as of the Effective Date.

8.       GENERAL PROVISIONS.

         8.1 INDEMNIFICATION. The Employer shall indemnify and hold harmless the Employee to the fullest extent permitted by applicable law against all costs (including reasonable attorneys' fees and costs), judgments, penalties, fines, amounts paid in settlements, interest and all other liabilities incurred or paid by the Employee in connection or in any way associated with the investigation, defense, prosecution, settlement, or appeal of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including actions pursuant to the Sarbanes-Oxley Act of 2002, and to which the Employee was or is a party or is threatened to be made a party by reason of the fact that the Employee is or was an officer, employee or agent of the Employer, or any of its subsidiaries or Affiliates, including any property owner or condominium association that the Employee has been asked to serve on by the Employer, or by reason of anything done or not done by the Employee in any such capacity or capacities, provided that the Employee acted in good faith, and in a manner the Employee reasonably believed to be in or not opposed to the best interests on the Employer, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The Employer also shall pay any and all expenses (including reasonable attorney's fees) incurred by the Employee as a result of the Employee being called as a witness in connection with any matter involving the Employer and/or any of its officers or directors. Nothing herein shall limit or reduce any rights of indemnification to which the Employee might be entitled under the organizational documents of the Employer or as allowed by applicable law.

         8.2 WAIVER. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by either party in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right for the party giving such notice or demand or take further action without notice or demand as provided in this Agreement.

         8.3      SUCCESSORS.

                  (a) This Agreement is personal to the Employee and without the prior written consent of the Employer shall not be assignable by the Employee otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Employee's legal representatives.

                  (b) This Agreement shall inure to the benefit of and be binding upon the Employer and its successors and assigns.

                  (c) The Employer will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Employer to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Employer would be required to perform it if no such succession had taken place. As used in this Agreement "Employer" shall mean the Employer as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

         8.4 NOTICES. All notices, consents, waivers and other communication required under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile (with written confirmation of receipt), provided that a copy is mailed by certified mail, return receipt requested, the same day or the next Business Day, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service, in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties):

         If to the Employer:

         Technical Olympic USA, Inc.
         4000 Hollywood Blvd., Suite 500-N
         Hollywood, FL 33021
         Attn: Antonio B. Mon, CEO
         Facsimile No.: (954) 364-4020

         With a copy to Patricia Petersen, General Counsel, at the same address.

         If to the Employee:

         Eric Rome
         2911 Montebello Court
         Austin, TX 78746

         8.5 ENTIRE AGREEMENT; SUPERSEDURE. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof, and expressly terminates, rescinds, replaces and supersedes all prior and contemporaneous agreements and understandings, oral or written, between the parties hereto with respect to the subject matter hereof, including, without limitation, the Prior Agreement.

         8.6 GOVERNING LAW; SUBMISSION TO JURISDICTION. THIS AGREEMENT WILL BE GOVERNED BY THE LAWS OF THE STATE OF FLORIDA WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES. EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS IN BROWARD COUNTY, FLORIDA, FOR THE PURPOSES OF ANY PROCEEDINGS ARISING OUT OF THIS AGREEMENT.

         8.7 SEVERABILITY. If any provision of this Agreement is held invalid or unenforceable by any court or competent jurisdiction, the other provisions of this Agreement will remain in full force and effect, unless the absence of such invalid or unenforceable provision materially alters the rights or obligations of either party hereto. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable, unless the absence of such invalid or unenforceable portion of such provision materially alters the rights or obligations of either party hereto.

         8.8 TAX WITHHOLDING AND REPORTING. The Employer shall withhold from all payments hereunder all applicable taxes that it is required to withhold with respect to payments and Benefits provided under this Agreement and shall report all such payments and withholdings to the appropriate taxing authorities as required by applicable law.

         8.9 AMENDMENTS AND WAIVERS. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Employee and a member of the Board of Directors authorized by the Board of Directors to execute the same. No waiver by either party hereto at any time of any breach by the other party hereto of, or in compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

         8.10 SURVIVAL. The provision of provisions of Sections 4, 5, 6, 7, and 8 shall survive the termination of this Agreement.

         8.11 COUNTERPARTS. This Agreement may be executed in any number of counterparts, by original or facsimile signatures, each of which shall constitute an original and all of which taken together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as at April 1, 2003, effective as of the Effective Date.

TECHNICAL OLYMPIC USA, INC.

By: /s/ Antonio B. Mon                           /s/ Eric Rome
    ----------------------------                 -------------------------------
Name: Antonio B. Mon                             Eric Rome
Title: Chief Executive Officer

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

                                    EXHIBIT A

                                   DEFINITIONS

"Accrued Obligations" means, at the relevant date, the sum of the following: (i) the Employee's earned or accrued, but unpaid, Base Salary through the date of termination of the Employee's employment as provided herein; (ii) any Bonus earned or accrued and vested, but unpaid (together with accrued interest or earnings credited thereon); (iii) the economic value of any of the Employee's accrued, but unused, vacation time; and (iv) any unreimbursed business expenses incurred by the Employee.

"Affiliate" means a person or entity who or which, (i) with respect to an entity, directly or indirectly through one or more intermediaries, controlled, is controlled by or is under common control with, such entity; or (ii) with respect to the Employee, is a parent, spouse or issue of the Employee, including persons in an adopted or step relationship.

"Board of Directors" means the board of directors of the Employer.

"Business" means the business of developing land for, and the design and construction of, and the promotion, marketing and sale of, single-family residences, townhouses, and condominiums.

"Business Day" shall mean any day other than a Saturday, Sunday or bank holiday recognized in Hollywood, Florida.

"Cause" means:

         (a) an act of fraud, misappropriation or personal dishonesty taken by the Employee and intended to result in the substantial personal enrichment of the Employee at the expense of the Employer or an Affiliate, including, but not limited to, the willful engaging by the Employee in illegal conduct or gross misconduct that is materially and demonstrably injurious to the Employer;

         (b) the material violation by the Employee of a material obligation of the Employee under this Agreement, including but not limited to, the willful and continued failure of the Employee to perform substantially the Employee's duties with the Employer or one of its Affiliates (other than such failure resulting from incapacity due to physical or mental illness) which violation or failure is not remedied within ten (10) Business Days (or such additional reasonable period of time if additional time is necessary to remedy) after receipt of written notice or demand for substantial performance or corrective action is delivered to the Employee by the Board of Directors or the Chief Executive Officer of the Employer which specifically identifies the manner in which the Board of Directors or the Chief Executive Officer believes that the Employee has not substantially performed the Employee's duties or violated an obligation under this Agreement;

         (c) the conviction, or plea of nolo contendere, of the Employee for any felony or any misdemeanor involving moral turpitude; or

         (d) a material violation of any express direction of the Board of Directors or the Chief Executive Officer of the Employer or a material violation of any rule, regulation, policy or plan established by the Board of Directors from time to time regarding the conduct of the Employer's employees and/or its business, which violation is not remedied within ten (10) Business Days (or such additional reasonable period of time if additional time is necessary to remedy) after receipt of written notice from the Employer of such failure.

"Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

"Confidential Information" means any and all intellectual property of the Employer (or any of its Affiliates), including but not limited to:

         (a) trade secrets concerning the business and affairs of the Employer (or any of its Affiliates), product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current and planned research development, current and planned manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code and source code), computer software and database technologies, systems, structures, and architectures (and related formulae, compositions, processes, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and information), and any other information, however documented, that is a trade secret under federal, state or other applicable law; and

         (b) information concerning the business and affairs of the Employer (or any of its Affiliates) (which includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, personnel training and techniques and materials), however documented; and notes, analysis, compilations, studies, summaries, and other material prepared by or for the Employer (or any of its Affiliates) containing or based, in whole or in part, on any information included in the foregoing.

Notwithstanding the foregoing, Confidential Information shall not include information otherwise lawfully known generally by or readily accessible to the trade or general public other than by the improper disclosure by the Employee.

"Disability" means, for all purposes of this Agreement, the inability of the Employee, due to the injury, illness, disease, or bodily or mental infirmity, to engage in the performance of substantially all of the usual duties of employment with the Employer as contemplated by Section 2.2 herein, such Disability to be determined by the Board of Directors of the Employer upon receipt and in reliance on competent medical advice from one (1) or more individuals, selected by the Board, who are qualified to give such professional medical advice. The Employee must submit to a reasonable number of examinations by the medical doctor making the determination of Disability, and the Employee hereby authorizes the disclosure and release to the Employer of such determination and all supporting medical records. If the Employee is not legally competent, the Employee's legal guardian or duly authorized attorney-in-fact will act in the Employee's stead for the purposes of submitting the Employee to the examinations, and providing the authorization of disclosure required hereunder.

It is expressly understood that the Disability of the Employee for a period of one hundred twenty (120) calendar days or less in the aggregate during any period of twelve (12) consecutive months, in the absence of any reasonable expectation that his Disability will exist for more than such a period of time, shall not constitute a failure by him to perform his duties hereunder and shall not be deemed a breach or default and the Employee shall receive full compensation for any such period of Disability or for any other temporary illness or incapacity during the term of this Agreement.

"Employment Period" means the term of the Employee's employment under this Agreement.

"Fiscal Year" means the fiscal year of Employer on the Effective Date or as it may change from time to time.

"Good Reason" means:

         (a) that without the Employee's prior written consent and in the absence of Cause, one or more of the following events occur:

                  (i) any materially adverse change in the Employee's authority, duties or responsibilities as set forth in Section 2 or any assignment to the Employee of duties and responsibilities materially and substantially inconsistent with those normally associated with such position;

                  (ii) the Employer requiring the Employee to be primarily based at any office more than fifty (50) miles outside the greater Austin, Texas metropolitan area, excluding travel reasonably required in the performance of the Employee's responsibilities and excluding the fulfillment of responsibilities at the Employer's corporate headquarters located in Hollywood, Florida;

                  (iii) any failure by the Employer to comply with and satisfy Section 8.3(c) of this Agreement; or

                  (iv) the material violation by the Employer of a material obligation of the Employer under this Agreement, which violation or failure is not remedied within ten (10) Business Days (or such additional reasonable period of time if additional time is necessary to remedy) after receipt of written notice or demand for substantial performance or corrective action is delivered to the Employer and the Chief Executive Officer of the Employer by the Employee which specifically identifies the manner in which Employee believes that the Employer has not substantially performed the Employer's duties or violated an obligation under this Agreement; and

         (b) within sixty (60) Business Days learning of the occurrence of any such event, and in the absence of any circumstances that constitutes Cause, the Employee terminates employment with the Employer by written notice to the Chief Executive Officer of the Employer; provided, however, that the events set forth in subparagraphs
(a)(i, ii or iii) shall not constitute Good Reason for purposes of this Agreement unless, within twenty (20) Business Days of Employee's learning of such event, the Employee gives written notice of the event to the Employer and the Employer fails to remedy such event within thirty (30) Business Days (or such additional reasonable period of time if additional time is necessary to remedy) of receipt of such notice.

"Index" shall mean the Consumer price Index for the Austin, Texas area published by the United States government or, if publication of the Index is discontinued, any comparable statistics on the cost of living for the Austin, Texas area as computed and published by an agency of the United States government or by any regularly published national financial periodical that does compute and publish such statistics.

"Non-Compete Period" means the period beginning on the Effective Date and ending on the first anniversary of the Employee's termination of employment with the Employer.

"Pro Rata Bonus" shall mean a pro rata Bonus for the year in which the Employee's employment terminates based on the performance of the Employer for the year during which such termination occurs.

"Termination Payment" shall mean a lump sum payment in cash equal to the sum of the following: (A) an amount equal to the aggregate Base Salary (as it may be increased from time to time pursuant to this Agreement) that would have been payable to the Employee if his employment had continued for the then remaining term of the Employment Period, (B) the Pro Rata Bonus, (C) an amount equal to the aggregate Bonus that would have been payable to the Employee if his employment had continued for the then remaining term of the Employment Period (other than the year in which the Employee's employment terminates), calculated by multiplying the highest Bonus paid to the Employee in the prior three (3) fiscal years by the number of years remaining in the Employment Period, (D) the Accrued Obligations, and (E) the fair market value of any Benefits and perquisites (other than health benefits, if paid to the Employee pursuant to subparagraph (ii) of Section 4.3(d) of this Agreement to be provided to the Employee for the then remaining term of the Employment Period.

                                    EXHIBIT B

                                   BONUS PLAN

In accordance with Article 3.3 of the Agreement, the Employee shall be eligible to receive an annual cash bonus calculated in accordance with this Exhibit B.

The bonus to be paid to Employee shall be based upon a combination of Regional Results and Consolidated Results. Consolidated results shall represent 30% of bonus and regional results (earnings of the Newmark operations in Texas and Tennessee) shall represent 70% of bonus.

2003 Annual Bonus

For 2003, the total bonus to Employee shall be guaranteed in the amount of $1,030,000.

Consolidated Results (30% of total):

For 2004 and 2005, bonus based upon consolidated results shall be calculated on a return on equity basis, where "return" is after tax earnings of TOUSA and consolidated entities, adding back corporate bonuses, net, and unusual charges, and "equity" is the average of the quarterly ending equity balance beginning with the prior year's ending equity. Employee's bonus payment shall be earned by incremental ROE, as follows:

ROE                                   % of Bonus Earned
---                                   -----------------
0 to 6%                    =                 0
>6% to 9%                  =                1/3
>9% to 12%                 =                1/3
> 12%                      =                1/3

Regional Results (70% of total):

For 2004 and 2005, bonus based upon regional results shall be calculated as 1.3% of regional earnings.

Payment of Bonus

The annual bonus shall be payable in quarterly installments. For 2003, the quarterly installments shall be payable within 15 days of the end of each fiscal quarter. For 2004 and 2005, the quarterly installments shall be payable within 15 days following final calculation of the bonus, which shall occur upon the financial closing of each fiscal quarter. All bonus payments shall be subject to income and payroll taxes in accordance with applicable requirements and shall be paid in accordance with company payroll policies.